                                               Filed pursuant to Rule 424(b)(2)
                                                     Registration No. 333-12987
PROSPECTUS SUPPLEMENT
(To Prospectus dated October 7, 1996)

                                 $175,000,000
                                NGC CORPORATION
                   7 1/8% SENIOR DEBENTURES DUE MAY 15, 2018
                                 -----------
                    [LOGO OF NGC CORPORATION APPEARS HERE]

  NGC Corporation (the "Company" or "NGC") is offering $175,000,000 aggregate principal amount of 7 1/8% Senior Debentures due 2018 (the "Senior Debentures"). Interest on the Senior Debentures is payable semiannually on May 15 and November 15 of each year, commencing November 15, 1998. The Senior Debentures will be redeemable, at the option of the Company, in whole at any time or in part from time to time, at a redemption price equal to the greater of (i) 100% of their principal amount plus accrued interest thereon to the date of redemption and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate (as defined herein) plus 20 basis points plus accrued interest thereon to the date of redemption. The Senior Debentures will not be subject to any sinking fund. See "Description of Senior Debentures."

  The Senior Debentures will be general unsecured obligations of the Company and will rank pari passu with the Company's existing and future unsecured and unsubordinated indebtedness. Neither the Company nor any of its subsidiaries have any outstanding indebtedness that is secured or senior to the Senior Debentures.

  The Senior Debentures will be issued and represented by one certificate and will be registered in the name of the nominee of The Depository Trust Company ("DTC") or any successor depository (the "Depository") and such nominee will be the sole holder of the Senior Debentures. An owner of an interest in the Senior Debentures ("Beneficial Owner") will not be entitled to the delivery of a definitive security except in limited circumstances. A Beneficial Owner's interest in the Senior Debentures will be recorded on the records of the Depository's participants, in integral multiples of $1,000, and shall entitle the Beneficial Owner to certain rights which may be exercised only through the Depository and the Depository's book-entry system. The Senior Debentures are expected to trade in the DTC's Same-Day Funds Settlement System until maturity, and secondary market trading activity for the Senior Debentures will therefore settle in immediately available funds. See "Description of Senior Debentures--Book-Entry Only System."

  The Senior Debentures are an issue of the Company's Securities described in the accompanying Prospectus (the "Prospectus") to which this Prospectus Supplement relates.

                                 -----------

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE
   PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                           PRICE TO       UNDERWRITING DISCOUNTS     PROCEEDS TO
                           PUBLIC(1)        AND COMMISSIONS(2)       COMPANY(3)
--------------------------------------------------------------------------------
Per Senior Debenture        99.654%               0.875%               98.779%
--------------------------------------------------------------------------------
Total                    $174,394,500           $1,531,250          $172,863,250
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------

 (1) Plus accrued interest, if any, from May 20, 1998.
 (2) For information regarding indemnification of the Underwriters, see "Underwriting."
 (3) Before deducting expenses payable by the Company estimated at $150,000.

                                 -----------

  The Senior Debentures are being offered by the several Underwriters subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that delivery of the Senior Debentures will be made through the book-entry facilities of the DTC on or about May 20, 1998.

                                 -----------
SALOMON SMITH BARNEY
      CHASE SECURITIES INC.
                     CITICORP SECURITIES, INC.
                                          NATIONSBANC MONTGOMERY SECURITIES LLC

May 15, 1998

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SENIOR DEBENTURES, INCLUDING ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS, AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                  THE COMPANY

  NGC is a leading North American marketer of natural gas, natural gas liquids, electricity and crude oil and is engaged in natural gas gathering, processing and transportation through direct and indirect ownership and operation of natural gas processing plants, fractionators, storage facilities and pipelines and engages in electric power generation through direct and indirect ownership of cogeneration and other electric power producing facilities. Acting in the role of a large-scale aggregator, processor, marketer and reliable supplier of multiple energy products and services, NGC has evolved into a reliable energy commodity and service provider.

  The Company is a holding company that conducts substantially all of its business through its subsidiaries. From inception of operations in 1984 until 1990, Natural Gas Clearinghouse ("Clearinghouse") limited its activities primarily to natural gas marketing. Starting in 1990, Clearinghouse began expanding its core business operations through acquisitions and strategic alliances with certain of its shareholders resulting in the formation of a midstream energy asset business and establishing energy marketing operations in both Canada and the United Kingdom. Effective March 1, 1995, Clearinghouse and Trident NGL Holding, Inc., a fully integrated natural gas liquids company, merged and the combined entity was renamed NGC Corporation ("Trident Combination"). On August 31, 1996, NGC completed a strategic combination with Chevron U.S.A. Inc. and certain Chevron affiliates (collectively "Chevron") whereby substantially all of Chevron's midstream assets were merged with NGC ("Chevron Combination"). In June 1997, NGC acquired Destec Energy, Inc. ("Destec"), a leading independent power producer. By virtue of the growth of NGC's core businesses combined with the synergies derived from these transactions, NGC has established itself as an industry leader providing quality, competitively priced energy products and services to customers primarily throughout North America and in the United Kingdom.

  BG plc, Chevron and NOVA Corporation each own approximately 26% of the outstanding common stock of NGC.

  The principal executive office of the Company is located at 1000 Louisiana, Suite 5800, Houston, Texas 77002, and the telephone number of that office is
(713) 507-6400. NGC and its affiliates maintain marketing and/or regional offices in Atlanta, Georgia; Bogata, Colombia; Boston, Massachusetts; Calgary, Alberta; Chicago, Illinois; Dallas, Texas; Englewood, Colorado; London, England; Mexico City, Mexico; Midland, Texas; Oklahoma City, Oklahoma; Pleasanton, California; Tampa, Florida; Tulsa, Oklahoma; and Washington D.C.

                                USE OF PROCEEDS

  The net proceeds from the sale of the Senior Debentures are estimated to be approximately $173 million, after deducting estimated underwriting discounts and commissions and expenses associated with this offering. The Company intends to use such proceeds to finance a portion of the cost of redeeming $105 million in principal amount of the 10.25% Subordinated Notes due 2003 (the "Warren Subordinated Notes") of Warren NGL, Inc. a wholly-owned subsidiary of the Company ("Warren"), and $65 million in principal amount of the 14% Senior Subordinated Notes due 2001 of Warren (the "Warren Senior Subordinated Notes"). The Warren Senior Subordinated Notes were redeemed in full on March 31, 1998 at a cost of $70.3 million, including premium and accrued interest, and the Warren Subordinated Notes were redeemed in full on April 15, 1998 at a cost of $109.8 million, including premium and accrued interest. NGC used cash on hand and borrowings under its existing credit arrangements to fund these redemptions. Substantially all of such short-term borrowings will be repaid with the proceeds of this offering.

                      RATIOS OF EARNINGS TO FIXED CHARGES

  The following table sets forth the Company's consolidated ratios of earnings to fixed charges for the years ended December 31, 1997 and 1996.

                                  YEAR ENDED                                YEAR ENDED
                               DECEMBER 31, 1997                         DECEMBER 31, 1996
                               -----------------                         -----------------
                                      (a)                                      4.07

  For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes and fixed charges (excluding capitalized interest and depreciation of interest previously capitalized) less undistributed income from equity investees. Fixed charges consist of (i) the Company's interest expense, (ii) amortization of deferred financing costs,
(iii) interest capitalized during the year and (iv) the portion of the Company's lease rental expense representative of the interest factor attributable to such leases.

  A statement setting forth the computation of the ratios of earnings to fixed charges is filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (the "1997 10-K"), which is incorporated by reference herein.
--------
(a) Earnings were inadequate to cover fixed charges for the year ended December 31, 1997, by approximately $72.9 million.

                                 CAPITALIZATION

  The following table sets forth the short-term debt and capitalization of the Company at December 31, 1997, on a historical basis and as adjusted to give effect to the issuance and sale of the Senior Debentures offered hereby, the application of the estimated net proceeds therefrom, and the redemption of the Warren Senior Subordinated Notes and the Warren Subordinated Notes. See "Use of Proceeds."

                                                        HISTORICAL  AS ADJUSTED
                                                        ----------  -----------
                                                            (IN THOUSANDS)
Short-term debt (including current maturities)......... $      275  $      275
                                                        ==========  ==========
Long-term debt:
  Commercial paper.....................................    229,500     236,478
  Revolving credit facility............................    110,000     110,000
  6 3/4% Senior Notes due December 15, 2005............    150,000     150,000
  7 5/8% Senior Debentures due October 15, 2026........    175,000     175,000
  7 1/8% Senior Debentures due May 15, 2018............         --     175,000
  Chevron Note (1).....................................    155,373     155,373
  Unamortized debt premium--Chevron Note(1)............      1,609       1,609
  Warren Senior Subordinated Notes (2).................     65,000          --
  Warren Subordinated Notes (2)........................    105,000          --
  Unamortized debt premium--Warren Notes (2)...........     10,297          --
  Other................................................        275         275
                                                        ----------  ----------
    Total long-term debt...............................  1,002,054   1,003,735
                                                        ----------  ----------
Company Obligated Preferred Securities of Subsidiary
 Trust.................................................    200,000     200,000
Stockholders' equity:
  Preferred Stock, $0.01 par value, 50,000,000 shares
   authorized: 8,000,000 shares designated as Series A
   Participating Preferred Stock, 7,815,363 shares
   issued and outstanding..............................     75,418      75,418
  Common Stock, $0.01 par value, 400,000,000 shares
   authorized, 151,796,622 shares issued...............      1,518       1,518
  Additional paid-in capital...........................    919,720     919,720
  Retained earnings....................................     32,975      32,975
  Less: treasury stock, at cost: 654,900 shares........    (10,506)    (10,506)
                                                        ----------  ----------
   Total stockholders' equity..........................  1,019,125   1,019,125
                                                        ----------  ----------
    Total capitalization............................... $2,221,179  $2,222,860
                                                        ==========  ==========

--------
(1) Consists of indebtedness assumed in the Chevron Combination, accompanied by the unamortized debt premium originally recorded on the effective date of the transaction in order to adjust the book value of the indebtedness to market as at that date.
(2) Consists of indebtedness issued by the Company's wholly owned subsidiary Warren.

                       DESCRIPTION OF SENIOR DEBENTURES

  The following description of the particular terms of the Senior Debentures offered hereby (referred to in the accompanying Prospectus as the "Securities") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Securities set forth in the Prospectus, to which description reference is hereby made. Capitalized terms defined in the accompanying Prospectus have the same meanings when used herein.

GENERAL

  The summary contained in this Prospectus Supplement of certain provisions of the Indenture dated as of September 26, 1996, as amended and restated as of March 23, 1998 (the "Indenture") between the Company and The First National Bank of Chicago, as trustee (the "Trustee"), a form of which is filed as an exhibit to the Company's 1997 10-K, does not purport to be complete and is subject to and qualified in its entirety by reference to the Indenture and the Senior Debentures.

  The Senior Debentures will be limited to $175,000,000 aggregate principal amount and will mature on May 15, 2018. Interest at the annual rate set forth on the cover page of this Prospectus Supplement is to accrue from May 20, 1998, and is to be payable semiannually on May 15 and November 15, commencing November 15, 1998, to the Persons in whose names the Senior Debentures are registered at the close of business on the preceding May 1 or November 1, respectively. All payments on the Senior Debentures will be made in U.S. dollars.

  The Senior Debentures will be general unsecured obligations of the Company and will rank pari passu with the Company's existing and future unsecured and unsubordinated indebtedness.

  The Senior Debentures will not be subject to any sinking fund.

OPTIONAL REDEMPTION

  The Senior Debentures will be redeemable, at the option of the Company, in whole at any time or in part from time to time, on at least 30 days but not more than 60 days prior notice mailed to the registered address of each holder of Senior Debentures to be so redeemed, at a redemption price equal to the greater of (i) 100% of the principal amount of the Senior Debentures to be so redeemed plus accrued interest thereon to the date of redemption and (ii) the sum of the present values of the remaining scheduled payments of principal of the Senior Debentures to be so redeemed and interest thereon discounted to the date of redemption, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate (as defined herein) plus 20 basis points plus accrued interest thereon to the date of redemption.

  "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Senior Debentures to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Senior Debentures. "Independent Investment Banker" means the Reference Treasury Dealer.

  "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

  "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m.

Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations for such redemption date. "Reference Treasury Dealer Quotations" means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

  "Reference Treasury Dealer" means Salomon Brothers Inc and its successors; provided, however, that if Salomon Brothers Inc shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

  The discharge and defeasance provisions and the covenant provisions described in the accompanying Prospectus under "Description of Securities-- Defeasance," "--Limitation on Liens", and "--Consideration, Merger and Sale of Assets" will apply to the Senior Debentures.

BOOK-ENTRY ONLY SYSTEM

  The Senior Debentures will be issuable only as Registered Securities and will be represented by one certificate (the "Global Security") to be registered in the name of a nominee of DTC or any successor depository (the "Depository"). The Depository will maintain the Senior Debentures in denominations of $1,000 and integral multiples thereof through its book-entry facilities. See "Description of Securities--Global Securities" in the accompanying Prospectus for additional information concerning the Global Security. In accordance with its normal procedures, the Depository will record the interests of each Depository participating firm ("Participant") in the Senior Debentures, whether held for its own account or as a nominee for another Person.

  So long as the nominee of the Depository is the registered owner of the Senior Debentures, such nominee will be considered the sole owner or holder of the Senior Debentures for all purposes under the Indenture and any applicable laws. Except as otherwise provided below, a Beneficial Owner of interests in the Senior Debentures will not be entitled to receive a physical certificate representing such ownership interest and will not be considered an owner or holder of the Senior Debentures under the Indenture. A Beneficial Owner is the Person who has the right to sell, transfer or otherwise dispose of an interest in the Senior Debentures and the right to receive the proceeds therefrom, as well as interest, principal and premium (if any) payable in respect thereof. A Beneficial Owner's interest in the Senior Debentures will be recorded, in integral multiples of $1,000, on the records of the Participant that maintains such Beneficial Owner's account for such purpose. In turn, the Participant's interest in such Senior Debentures will be recorded, in integral multiples of $1,000, on the records of the Depository. Therefore, the Beneficial Owner must rely on the foregoing arrangements to evidence its interest in the Senior Debentures. Beneficial ownership of the Senior Debentures may be transferred only by compliance with the procedures of a Beneficial Owner's Participant (e.g., brokerage firm) and the Depository. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the Senior Debentures represented by the Global Security.

  All rights of ownership must be exercised through the Depository and the book-entry system, and notices that are to be given to registered owners by the Company or the Trustee will be given only to the Depository. It is expected that the Depository will forward the notices to the Participants who will in turn forward the notices to the Beneficial Owners. Neither the Company, the Trustee nor any Paying Agent or the registrar for the Senior Debentures will have any responsibility or obligation to assure that any notices are forwarded by the Depository to any Participant or by any Participant to the Beneficial Owners.

  Payments of principal of and interest on the Senior Debentures represented by the Global Security registered in the name of the Depository or its nominee will be made by the Company through the Paying Agent in immediately available funds to the Depository or its nominee, as the case may be, as the registered owner of the Senior Debentures represented by such Global Security.

  The Company has been advised that the Depository or its nominee, upon receipt of any payment of principal or interest in respect of the Senior Debentures represented by the Global Security, will credit immediately the accounts of the related Participants with payment in amounts proportionate to their respective beneficial interest in the Senior Debentures represented by the Global Security as shown on the records of the Depository. The Company expects the payments by Participants to Beneficial Owners will be governed by standing customer instructions and customary practices. Such payments will be the responsibility of such Participants.

  DTC has advised the Company and the Underwriters as follows: DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities of Participants and to facilitate the clearance and settlement of securities transactions among Participants in such securities transactions through electronic book-entry changes in accounts of Participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by DTC only through Participants.

SAME-DAY SETTLEMENT AND PAYMENT

  Settlement of the Senior Debentures will be made by the Underwriters in immediately available funds. So long as the Senior Debentures are in the form of Book-Entry Securities, all payments of principal and interest will be made by the Company in immediately available funds.

  Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Senior Debentures are expected to trade in the DTC's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Senior Debentures will therefore be required by the Depository to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Senior Debentures.

                                 UNDERWRITING

  The underwriters named below (the "Underwriters") have severally agreed, subject to the terms and conditions of the underwriting agreement (the "Underwriting Agreement") between the Company and the several Underwriters, to purchase the respective principal amount of Senior Debentures set forth opposite their respective names below:

                                                                    PRINCIPAL
                                                                    AMOUNT OF
                                                                      SENIOR
                              UNDERWRITERS                          DEBENTURES
                              ------------                         ------------
      Salomon Brothers Inc........................................ $ 43,750,000
      Chase Securities Inc........................................   43,750,000
      Citicorp Securities, Inc....................................   43,750,000
      NationsBanc Montgomery Securities LLC.......................   43,750,000
                                                                   ------------
        Total..................................................... $175,000,000
                                                                   ============

  The Underwriting Agreement provides that the obligations of the Underwriters to purchase the Senior Debentures are subject to certain conditions and that, if any Senior Debentures are purchased by the Underwriters pursuant to the Underwriting Agreement, all of the Senior Debentures agreed to be purchased by the Underwriters pursuant to the Underwriting Agreement must be so purchased.

  The Company has been advised by the Underwriters that they propose to offer the Senior Debentures offered hereby initially at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain selected dealers (who may include Underwriters) at such public offering price less a concession not to exceed 0.500% of the principal amount of the Senior Debentures. The Underwriters or such selected dealers may reallow a commission to certain other dealers not to exceed 0.250% of the principal amount of the Senior Debentures. After the initial public offering, the public offering price, the concession to selected dealers and the reallowance to other dealers may be changed by the Underwriters.

  There is no public market for the Senior Debentures, and the Company has no plans to list the Senior Debentures on a securities exchange. The Company has been advised by each Underwriter that it presently intends to make a market in the Senior Debentures; however, none of the Underwriters are obligated to do so. Any such market-making may be discontinued at any time, for any reason, without notice. If any of the Underwriters ceases to act as a market-maker for the Senior Debentures for any reason, there can be no assurance that another firm or person will make a market in the Senior Debentures. There can be no assurance that an active market for the Senior Debentures will develop or, if a market does develop, at what prices the Senior Debentures will trade.

  In connection with this offering and in compliance with applicable law, the Underwriters may overallot (i.e., sell more Senior Debentures than the total amount shown on the list of Underwriters and participations which appears above) and may effect transactions which stabilize, maintain or otherwise affect the market price of the Senior Debentures at levels above those which might otherwise prevail in the open market. Such transactions may include placing bids for the Senior Debentures or effecting purchases of the Senior Debentures for the purpose of pegging, fixing or maintaining the price of the Senior Debentures or for the purpose of reducing a syndicate short position created in connection with the offering. In addition, the contractual arrangements among the Underwriters include a provision whereby, if Salomon Brothers Inc purchases Senior Debentures in the open market for the account of the underwriting syndicate and the securities purchased can be traced to a particular Underwriter or member of the selling group, the underwriting syndicate may require the Underwriter or selling group member in question to purchase the Senior Debentures in question at the cost price to the syndicate or may recover from (or decline to pay to) the Underwriter or selling group member in question the selling concession applicable to the securities in question. The Underwriters are not required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.

  Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Senior Debentures.

In addition, neither the Company nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  Certain of the Underwriters and their respective affiliates have performed investment banking, financial advisory and lending services to the Company in the past for which they have received customary fees and compensation.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect of such liabilities.

                         VALIDITY OF SENIOR DEBENTURES

  The validity of the Senior Debentures will be passed upon for the Company by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters in connection with the Senior Debentures will be passed upon for the Underwriters by Baker & Botts, L.L.P., Houston, Texas.

                                    EXPERTS

  The audited consolidated financial statements and schedule of NGC Corporation and subsidiaries, incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCOR-PORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PRO-SPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AU-THORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS SUPPLE-MENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER OF ANY SECURI-TIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AT ANY TIME DOES NOT IM-PLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                  -----------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
The Company................................................................  S-3
Use of Proceeds............................................................  S-4
Ratios of Earnings to Fixed Charges........................................  S-4
Capitalization.............................................................  S-5
Description of Senior Debentures...........................................  S-6
Underwriting...............................................................  S-9
Validity of Senior Debentures.............................................. S-10
Experts.................................................................... S-10

                                  PROSPECTUS
Available Information......................................................    2
Incorporation of Certain Documents by Reference............................    2
Uncertainty of Forward-Looking Statements..................................    3
The Company................................................................    4
Use of Proceeds............................................................    5
Ratios of Earnings to Fixed Charges........................................    5
Description of Securities..................................................    6
Plan of Distribution.......................................................   14
Validity of Securities.....................................................   15
Experts....................................................................   15


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                                 $175,000,000

                                NGC CORPORATION

                         7 1/8% SENIOR DEBENTURES DUE
                                 MAY 15, 2018

                    [LOGO OF NGC CORPORATION APPEARS HERE]

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                             PROSPECTUS SUPPLEMENT
                                 MAY 15, 1998

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                             SALOMON SMITH BARNEY
                             CHASE SECURITIES INC.
                           CITICORP SECURITIES, INC.

                     NATIONSBANC MONTGOMERY SECURITIES LLC



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